Exhibit 00.2


                                  NEWS RELEASE

Media Contact:
Daryn Teague

Teague Communications
(661) 297-5292 or teaguecomm@aol.com


Legal Research Center Expands Relationship

With Integrity Interactive Corp.


Minneapolis - September 17, 2001 -Legal Research Center, Inc. (OTC: LRCI), the nation's leading provider of outsourced legal research and writing services, today announced that it has expanded its strategic alliance with Integrity Interactive Corp. for producing and marketing industry-leading, Web-based legal compliance training.

     The LRC/Integrity alliance was launched last summer and immediately thrust LRC into the online legal compliance training business. The relationship has been extremely successful for both companies, including a rapidly growing number of e-training sales to Fortune 1000 United States corporations.

     "LRC and Integrity are generating significant business together, so just one year into our relationship we have mutually agreed to expand our contractual agreement," said Christopher Ljungkull, LRC's CEO. "It's clear that our collective expertise in the field of corporate compliance is creating a real powerhouse team in the legal services marketplace for delivering industry-leading Web-based compliance training."

     Leveraging the power of IIC's Internet learning technology, LRC delivers a fully-integrated training process to its corporate customers - including risk assessment, individualized story-based training, automated administration, integrated testing, and secure reporting. Current course offerings include antitrust, workplace harassment, insider trading, export control, gifts and conflicts of interest, intellectual property and electronic communications. In addition to developing legal research content for the Integrity courses, LRC holds an equity stake in the company.

     Legal Research Center (www.lrci.com) offers legal research and writing services to attorneys in corporate and private practice throughout the world. Based in Minneapolis and founded in 1978, LRC's work products include


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compliance-related  multijurisdictional  surveys,  office memoranda,  and formal court-ready documents such as trial and appellate briefs. LRC's knowledge management services include work product database design and facilitation, Website content creation, and compliance training. LRC's nationally recognized research attorneys are honors graduates who have practiced law for at least two years, and many for over 25, in major law firms and corporate law departments throughout the U.S.